Exhibit 3.166

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED OPERATING AGREEMENT
OF
CFG 2115 WOODSTOCK PLACE, LLC

THIS FIRST AMENDMENT (the “Amendment”) TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF CFG 2115 WOODSTOCK PLACE, LLC, a Delaware limited liability company (the “Company”), is entered into as of the 25th day of July, 2012, by OHI ASSET HUD CFG, LLC, a Delaware limited liability company, as the sole member (the “Member”).

RECITALS

WHEREAS, the Member entered into that certain Amended and Restated Operating Agreement (the “Operating Agreement”); and

WHEREAS, as a consequence of the recent repayment in full of the HUD-insured Loan of the Company and termination of the Note, the Mortgage, the Security Agreement and the Regulatory Agreement evidencing the Loan, the Member now desires to amend the Operating Agreement to change the specific purpose provisions to general purpose provisions and to remove the HUD provisions.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto hereby agrees as follows:

1.        Defined Terms. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given such terms in the Operating Agreement.

2.         Amendment to Section 5. Section 5 of the Operating Agreement entitled “Purposes” is hereby amended by deleting the entire text contained therein and substituting the following in lieu thereof:

“Section 5. Purposes. The Company has been formed for the purposes of (a) acquiring, selling, investing in, holding, owning, leasing, managing, operating, granting mortgages on and security interests in, and acquiring and making loans secured by, real property and personal property and all rights and interests in any manner appertaining or incidental thereto, and (b) engaging in any lawful business, action or activity in which a limited liability company organized formed pursuant to the Act may engage.”

3.        Amendment to Section 17. Section 17 of the Operating Agreement entitled “HUD Provisions” is hereby amended by deleting the entire text contained therein and substituting the following in lieu thereof:

“Section 17. [Intentionally Omitted.]”

4.        Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

5.        Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

6.        No Other Amendment or Waiver. Except for the amendments set forth above, the text of the Operating Agreement, and the Operating Agreement, as so amended, shall remain unchanged and in full force and effect.  Except as set forth herein, the amendment agreed to herein shall not constitute a modification of the Operating Agreement or a course of dealing with respect to the Operating Agreement such as to require further notice by the Member to require strict compliance with the terms of the Operating Agreement in the future.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment, effective as of the date first written above.

MEMBER:

OHI ASSET HUD CFG, LLC, a Delaware limited liability company

By:	/s/ Daniel J. Booth
Daniel J. Booth
Chief Operating Officer and Secretary